Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2010, in the Registration Statement (Form S-4) and related Prospectus of Easton-Bell Sports, Inc. for the registration of $350,000,000 of 9.750% Senior Secured Notes due 2016.

/s/ Ernst & Young LLP

Los Angeles, California

May 4, 2010